Pricing Term Sheet
Filed pursuant to Rule 433
File No. 333-133956

FINAL PRICING TERMS RE-OPENING OF THE REPUBLIC OF TURKEY 7.25%
NOTES DUE MARCH 15, 2015

ISSUER:	The Republic of Turkey

SECURITIES:	7.25% Notes due March 15, 2015 (re-opening)

PRICING DATE:	June 19, 2008

ISSUE FORMAT:	Global (SEC Registered)

EXPECTED RATINGS:	Ba3 (stable)/ BB- (stable)/ BB- (negative)

OUTSTANDING ISSUE SIZE:	USD $2,250,000,000 (Pre-reopening)

RE-OPENING AMOUNT OFFERED:	USD $500,000,000

PRICE TO PUBLIC:	101.49375% (99.50% plus accrued interest of 1.99375% from March 15, 2008)

TOTAL FEES:	USD$500,000 (0.10%)

PROCEEDS TO ISSUER:	USD$497,000,000, plus accrued interest of USD$9,968,750 from March 15, 2008

YIELD TO MATURITY:	7.342% per annum

SPREAD TO US TREASURY:	347.80 bps

BENCHMARK US TREASURY:	UST 4.125% due May 2015

INTEREST PAYMENT DATES:	March 15th and September 15th

EXPECTED LISTING:	Luxembourg Stock Exchange

CUSIP/ISIN:	900123AV2/US900123AV22

LEAD MANAGERS/BOOKRUNNERS:	HSBC Bank plc and J.P. Morgan Securities Inc.

SETTLEMENT:	Expected June 24, 2008, through the book-entry facilities of The Depository Trust Company

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling HSBC Bank plc toll free at 1-866-811-8049.

The prospectus link is:

http://www.sec.gov/Archives/edgar/data/869687/000095012308007061/y58944e424b5.htm

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